EXHIBIT 99.1

Layne Christensen Reports First Quarter Fiscal 2012 Earnings

  Revenues for the quarter increased $36.7 million, or 15.9%, to $267.4 million from $230.7 million last year.
  Net income for the quarter increased 98.8% to $13.1 million, or $0.66 per share, compared to $6.6 million, or $0.34 per share last year.
  Activity in the Mineral Exploration Division continues to improve compared to prior year with revenues for the quarter increasing 36.8% to $62.8 million and earnings increasing 100.8% to $17.2 million.
  Included in the Water Infrastructure Division for the quarter was a gain of $5.1 million ($0.15 per share on an after tax basis) on the sale of a facility in Fontana, California. The facility was sold in anticipation of relocating existing operations to a different property.
Financial Data	Three Months		%
(000's, except per share data)	4/30/11	4/30/10	Change
Revenues
-- Water Infrastructure	$ 196,065	$ 172,905	13.4
-- Mineral Exploration	62,767	45,878	36.8
-- Energy	5,660	9,549	(40.7)
-- Other	2,879	2,383	20.8
Total revenues	$ 267,371	$ 230,715	15.9
Net income attributable to
Layne Christensen Company	13,066	6,571	98.8
Diluted EPS	0.66	0.34	94.1

"Layne Christensen Company had an all-time record first quarter in revenues and the third best first quarter in earnings, excluding the gain on sale of our Fontana, California facility. The Mineral Exploration Division was up significantly over last year in both revenues and earnings and the Water Infrastructure Division improved in an environment of continued weakness in municipal spending. Our Energy Division remains profitable despite very weak natural gas pricing. The markets in which we operate outside the U.S. still look very strong."

--- Andrew B. Schmitt, President and Chief Executive Officer

MISSION WOODS, Kan., June 8, 2011 (GLOBE NEWSWIRE) -- Layne Christensen Company (Nasdaq:LAYN), today announced net income for the first quarter ended April 30, 2011, of $13,066,000, or $0.66 per diluted share, compared to net income of $6,571,000, or $0.34 per diluted share last year.

Revenues for the three months ended April 30, 2011, increased $36,656,000, or 15.9%, to $267,371,000 compared to $230,715,000 for the same period last year. A further discussion of results of operations by division is presented below.

Cost of revenues increased $28,313,000, or 16.5%, to $200,225,000, or 74.9% of revenues, for the three months ended April 30, 2011, compared to $171,912,000, or 74.5% of revenues, for the same period last year.

Selling, general and administrative expenses increased 19.4% to $40,001,000 for the three months ended April 30, 2011, compared to $33,515,000 for the same period last year. The increase was primarily due to additional expenses of $1,234,000 from acquired operations and $2,161,000 of increased compensation costs.

Depreciation, depletion and amortization increased 6.8% to $15,082,000 for the three months ended April 30, 2011, compared to $14,125,000 for the same period last year. The increase was primarily the result of acquisitions and property additions, offset by $1,909,000 lower depletion in the Energy Division as a result of updated estimates of economically recoverable gas reserves.

Equity in earnings of affiliates increased 149.3% to $4,669,000 for the three months ended April 30, 2011, compared to $1,873,000 for the same period last year. The increase reflects the impact of an improved minerals exploration market in Latin America, primarily for gold and copper in Chile and Peru.

Interest expense decreased to $344,000 for the three months ended April 30, 2011, compared to $526,000 for the same period last year, the result of scheduled debt reductions.

Other income (expense), net for the three months ended April 30, 2011, consisted primarily of a gain of $5,052,000 on the sale of a facility in California, a gain of $996,000 on the sale of certain investment securities in Australia, and gains of $590,000 on the sale of other equipment. The facility in California was sold in anticipation of relocating existing operations to a different property.

Income tax expense of $9,671,000 (an effective rate of 41.5%) was recorded for the three months ended April 30, 2011, compared to $5,826,000 (an effective rate of 47.0%) for the same period last year. The decrease in the effective rate was primarily attributable to a lesser tax impact of certain foreign operations and foreign affiliates. The effective rate in excess of the statutory federal rate for the periods was due primarily to the impact of nondeductible expenses and the tax treatment of certain foreign operations.

Summary of Operating Segment Data

The following table summarizes financial information for the Company's operating segments. A discussion of the results of each segment follows the table.

	Three Months Ended April 30,
(in thousands)	2011	2010
Revenues
Water Infrastructure	$ 196,065	$ 172,905
Mineral Exploration	62,767	45,878
Energy	5,660	9,549
Other	2,879	2,383
Total revenues	$ 267,371	$ 230,715
Equity in earnings of affiliates
Water Infrastructure	$ 126	$ --
Mineral Exploration	4,543	1,873
Total equity in earnings of affiliates	$ 4,669	$ 1,873
Income (loss) before income taxes
Water Infrastructure	$ 14,175	$ 8,640
Mineral Exploration	17,246	8,587
Energy	980	2,517
Other	303	248
Unallocated corporate expenses	(9,057)	(7,069)
Interest expense	(344)	(526)
Total income before income taxes	$ 23,303	$ 12,397

Water Infrastructure Division	Three Months Ended April 30,
(in thousands)	2011	2010
Revenues	$ 196,065	$ 172,905
Income before income taxes	14,175	8,640

Water Infrastructure Division revenues increased 13.4% to $196,065,000 for the three months ended April 30, 2011, from $172,905,000 for the same period last year. The increase was primarily attributable to additional revenues of $14,905,000 from acquired and start-up operations and the remainder from improved results from our pipeline construction business.

Included in revenues for the three months ended April 30, 2011 and 2010, were $3,732,000 and $5,477,000, respectively, from our project in Afghanistan. This project contributed $3,180,000 and $3,233,000, respectively, to income before income taxes for the three months ended April 30, 2011 and 2010. Drilling operations on this project have ceased and we expect to be in the process of demobilizing our equipment over the next quarter.

Included in the results of the Water Infrastructure Division for the three months ended April 30, 2011, was a gain of $5,052,000 on the sale of a facility in Fontana, California. Exclusive of this gain, income before income taxes for the Water Infrastructure Division increased 5.6% to $9,123,000 for the three months ended April 30, 2011, compared to $8,640,000 for the same period last year. The increase was primarily attributable to $1,562,000 in earnings from acquired operations, offset by lower activity than last year in our non-acquisition related geoconstruction projects.

The backlog in the Water Infrastructure Division was $530,256,000 as of April 30, 2011, compared to $553,034,000 as of April 30, 2010.

Mineral Exploration Division	Three Months Ended April 30,
(in thousands)	2011	2010
Revenues	$ 62,767	$ 45,878
Income before income taxes	17,246	8,587

Mineral Exploration Division revenues increased 36.8% to $62,767,000 for the three months ended April 30, 2011, from $45,878,000 for the same period last year.  The increase was driven by increased activity levels across all locations.

Income before income taxes for the Mineral Exploration Division increased 100.8% to $17,246,000 for the three months ended April 30, 2011, compared to $8,587,000 for the same period last year. The increase resulted primarily from improved margins, combined with higher revenues. Equity earnings from our affiliates increased $2,670,000 to $4,543,000 compared to $1,873,000 for the same period last year.

Energy Division	Three Months Ended April 30,
(in thousands)	2011	2010
Revenues	$ 5,660	$ 9,549
Income before income taxes	980	2,517

Energy Division revenues decreased 40.7% to $5,660,000 for the three months ended April 30, 2011, compared to revenues of $9,549,000 for the same period last year. The decrease is primarily attributable to lower natural gas prices compared to last year when we had favorably priced forward sales contracts for most of the quarter.

Income before income taxes for the Energy Division decreased 61.1% to $980,000 for the three months ended April 30, 2011, compared to $2,517,000 for the same period last year. The decrease was due to the impact of lower natural gas prices and the expiration of the forward sales contracts existing last year.

Net gas production by the Energy Division for the three months ended April 30, 2011, was 1,092 MMcf, compared to 1,142 MMcf for the same period last year. The average net sales price on production for the three months ended April 30, 2011, was $3.06 per Mcf compared to $7.17 per Mcf for the same period last year. The net sales price excludes revenues generated from third party gas.

Other	Three Months Ended April 30,
(in thousands)	2011	2010
Revenues	$ 2,879	$ 2,383
Income before income taxes	303	248

Other revenues and income before income taxes increased 20.8% to $2,879,000, and 22.2% to $303,000, respectively, for the three months ended April 30, 2011, compared to the same period last year, primarily as a result of machining and fabrication operations.

Unallocated Corporate Expenses

Corporate expenses not allocated to individual divisions, primarily included in selling, general and administrative expenses, were $9,057,000 for the three months ended April 30, 2011, compared to $7,069,000 for the same period last year. The increase was primarily due to an increase of $840,000 in consulting fees related to systems integration and merger and acquisition projects.

This press release may contain forward-looking statements within the meaning of Section 27A of the Securities Act of 1933 and Section 21E of the Exchange Act of 1934. Such statements may include, but are not limited to, statements of plans and objectives, statements of future economic performance and statements of assumptions underlying such statements, and statements of management's intentions, hopes, beliefs, expectations or predictions of the future. Forward-looking statements can often be identified by the use of forward-looking terminology, such as "should," "intended," "continue," "believe," "may," "hope," "anticipate," "goal," "forecast," "plan," "estimate" and similar words or phrases. Such statements are based on current expectations and are subject to certain risks, uncertainties and assumptions, including but not limited to: the outcome of the ongoing internal investigation into, among other things, the legality, under the FCPA and local laws, of certain payments to agents and government officials in certain countries in Africa relating to the payment of taxes and the importing of equipment (including any government enforcement action which could arise out of the matters under review or that the matters under review may have resulted in a higher dollar amount of payments or may have a greater financial or business impact than management currently anticipates), prevailing prices for various commodities, unanticipated slowdowns in the Company's major markets, the availability of credit, the risks and uncertainties normally incident to the construction industry and exploration for and development and production of oil and gas, the impact of competition, the effectiveness of operational changes expected to increase efficiency and productivity, worldwide economic and political conditions and foreign currency fluctuations that may affect worldwide results of operations. Should one or more of these risks or uncertainties materialize, or should underlying assumptions prove incorrect, actual results may vary materially and adversely from those anticipated, estimated or projected. These forward-looking statements are made as of the date of this filing, and the Company assumes no obligation to update such forward-looking statements or to update the reasons why actual results could differ materially from those anticipated in such forward-looking statements.

Layne Christensen Company provides sophisticated services and related products for the water, mineral and energy markets.

The Layne Christensen Company logo is available at http://www.globenewswire.com/newsroom/prs/?pkgid=3466

LAYNE CHRISTENSEN COMPANY AND SUBSIDIARIES CONSOLIDATED FINANCIAL DATA

	Three Months Ended April 30, (unaudited)
(in thousands, except per share data)	2011	2010
Revenues	$ 267,371	$ 230,715
Cost of revenues (exclusive of depreciation, depletion,
amortization, and impairment shown below)	(200,225)	(171,912)
Selling, general and administrative expenses	(40,001)	(33,515)
Depreciation, depletion and amortization	(15,082)	(14,125)
Equity in earnings of affiliates	4,669	1,873
Interest expense	(344)	(526)
Other income (expense), net	6,915	(113)
Income before income taxes	23,303	12,397
Income tax expense	(9,671)	(5,826)
Net income	13,632	6,571
Net income attributable to noncontrolling interests	(566)	--
Net income attributable to Layne Christensen Company	$ 13,066	$ 6,571

Earnings per share information attributable to
Layne Christensen shareholders:
Basic income per share	$ 0.67	$ 0.34

Diluted income per share	$ 0.66	$ 0.34

Weighted average shares outstanding - basic	19,444	19,369
Dilutive stock options and nonvested shares	240	172
Weighted average shares outstanding - dilutive	19,684	19,541
	As of
(in thousands)	April 30, 2011	January 31, 2011
	(unaudited)	(unaudited)
Balance Sheet Data:
Cash and cash equivalents	$ 47,312	$ 44,985
Working capital, including current maturities of long term debt	133,921	93,309
Total assets	873,182	816,652
Total long term debt, excluding current maturities	35,200	--
Total Layne Christensen Company stockholders' equity	517,613	501,402

Common shares issued and outstanding	19,583	19,540
CONTACT: Layne Christensen Company
         Jerry W. Fanska
         Sr. Vice President Finance
         913-677-6858
         www.laynechristensen.com